EXHIBIT 21.1

SUBSIDIARIES

Name of Company	Jurisdiction of Organization
Xing Rui International Investment Holding Group Co., Ltd. (1)	Seychelles
Xing Rui International Investment Holding Group Ltd. (2)	Hong Kong, the People’s Republic of China (the “PRC”)
Huaxin Changrong (Shenzhen) Technology Service Company Limited (3) *	the PRC
Beijing Yandong Tieshan Oil Products Co., Ltd. (4) *	the PRC
Shenzhen Amuli Industrial Development Co. Ltd. (5) *	the PRC

___________

(1)	Xing Rui International Investment Holding Group Co., Ltd. is a wholly owned subsidiary of Resorts Savers, Inc.

(2)	Xing Rui International Investment Holding Group Ltd. (Hong Kong) is a wholly owned subsidiary of Xing Rui International Investment Holding Group Co., Ltd. (Seychelles)

(3)	Huaxin Changrong (Shenzhen) Technology Service Company Limited is a wholly owned subsidiary of Xing Rui International Investment Holding Group Co., Ltd.

(4)	Fifty-one percent (51%) of issued and outstanding capital stock of Beijing Yandong Tieshan Oil Products Co., Ltd. is owned by Huaxin Changrong (Shenzhen) Technology Service Company Limited

(5)	Sixty percent (60%) of issued and outstanding capital stock of Shenzhen Amuli Industrial Development Co. Ltd. is owned by Huaxin Changrong (Shenzhen) Technology Service Company Limited

* These three companies have no official English names. The English names used are translated only.